Exhibit 10.1

November 2, 2010

To:	Mr. Ming Yang Chairman Gulf Resources, Inc.

Dear Mr. Yang:

Please accept this as my formal resignation from the board of Gulf Resources effective at the end of my current term on November 6th, 2010.

I wish you and the company continued success in the future and enjoyed working with you and the management at Gulf.

Sincerely;

Biagio Vignolo